EXHIBIT 21.1
LIST OF SUBSIDIARIES
Luminex Project, Inc., a Delaware corporation (formerly known as Rules-Based Medicine, Inc.), Luminex International, Inc., a Delaware corporation, Luminex B.V., a Dutch Private Limited Liability Company, Luminex Molecular Diagnostics, an Ontario, Canada corporation (formerly known as Tm Bioscience Corporation), Tm Technologies, Inc., a Delaware corporation, Tm Bioscience Inc., a Delaware corporation, Tm Bioscience HG Inc., an Ontario, Canada corporation, and Tm Bioscience PGX Inc., an Ontario, Canada corporation